Exhibit 10.10

DOW JONES & COMPANY, INC.

CHANGE IN CONTROL EXCISE TAX POLICY

1. Purpose

The purpose of this Policy is to ensure that the incentives provided by Dow Jones & Company, Inc. and its affiliates (the “Company”) to their key employees are not undermined by potential excise tax obligations imposed on such employees by Section 4999 of the Internal Revenue Code of 1986 (the “Code”) and to minimize such obligations in appropriate circumstances.

2. Applicability

This Policy is applicable to any employee of the Company at the time of a change described in Section 280G(b)(2)(A)(i) of the Code (a “Change”) who becomes subject to the tax imposed by Section 4999 of the Code as a result of such Change. For purposes of this Policy, the term “Executive Employees” refers to those employees whose names are set forth on Exhibit A attached hereto, the term “Key Employees” refers to all other employees to whom this Policy applies and the term “Participant” refers collectively to Executive Employees and Key Employees. The Compensation Committee of the Board of Directors of the Company shall have the authority to amend such Exhibit A from time to time by adding additional persons thereto, it being understood that Exhibit A may not be amended to remove any names therefrom without the express written consent of the person whose name is being removed.

3. Additional Payments in Certain Circumstances

In the event that it shall be determined that (x) any benefit provided or payment made by the Company to or for the benefit of an Executive Employee, whether paid or payable or distributed or distributable pursuant to the terms of an agreement, plan, program, arrangement or otherwise (a “Payment”), would subject the Executive Employee to an obligation to pay an excise tax imposed by Section 4999 of the Code or any interest or penalties related to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) and (y) the Executive Employee would continue to be obligated to pay an Excise Tax if the amount of the Executive Employee’s “parachute payments” (as defined in section 280G(b)(2) of the Code, a “Parachute Payment”) were to be reduced by 10%, then the Executive Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of clarification and without limiting the effect of the foregoing, it is intended that the Executive Employee should be responsible only for regular federal, state and local income and employment taxes with respect to any Payment to which this Section 3 applies.

4. Reductions in Certain Circumstances

(a) Reduction. In the event that it shall be determined that a Payment would subject a Participant to an Excise Tax and the Participant would not be eligible to receive a Gross-Up Payment pursuant to Section 3 hereof, the amount of Parachute Payments payable to such Participant shall be reduced in the manner provided herein if, to the extent and only to the extent that such reduction would result in a greater after-tax benefit for such Participant than if the Parachute Payments were not reduced; provided, however, that in no event shall such reduction be effected through a delay in the timing of any Payment that is subject to Section 409A of the Code (or that would become subject to 409A of the Code as a result of such delay).

(b) Manner and Order of Reduction. Reductions shall be made in the following order:

1. First, if the Parachute Payments include the value of acceleration in the time at which any Payment, not subject to Section 409A of the Code, is paid, a delay in the time of payment (but not a delay of vesting) of such Payment, provided that such delay shall apply to the aggregate amount of such Payments (and not on a Payment-by-Payment basis) and such aggregate amount shall be delayed only to the extent necessary to satisfy Section 4(a) hereof;

2. Second, to the extent further reduction is required by Section 4(a) hereof, a reduction in the amount of Payments required to be paid or delivered, provided that the applicable Participant shall be entitled to select among the forms of Payment that shall be reduced; and

3. Third, to the extent further reduction is required by Section 4(a) hereof, if the Parachute Payments include the value of acceleration in the time at which any Payment vests, a cutback in the extent of such accelerated vesting, provided that such cutback shall apply to the aggregate amount of such Payments (and not on a Payment-by-Payment basis) and accelerated vesting of such aggregate amount shall be cut back only to the extent necessary to satisfy Section 4(a) hereof.

5. Determinations

(a)(i) Subject to the provisions of paragraph (b) hereof, all determinations required to be made under this Policy with respect to any Participant, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions not specified herein to be used in arriving at such determinations, shall be made by (x) Deloitte Tax LLP (“Deloitte”) or, in the event that Deloitte is not available to make such determination, (y) Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) or, in the event that neither Deloitte nor Cleary is available to make such determination, (z) a nationally recognized accounting or law firm proposed by the Company and reasonably acceptable to such Participant ((x), (y) or (z), as the case may be, the “Firm”). Such determination shall be made within fifteen business days after request therefor by notice from such Participant or the Company to the Firm and to the other party. In making such determination with respect to any matter that is uncertain, the Firm shall adopt the position that it believes more likely than not would be adopted by the Internal Revenue Service. The Firm shall provide detailed supporting calculations with respect to its determination both to the Company and the Participant within such fifteen business day period. All fees and expenses of the Firm shall be borne solely by the Company. The initial Gross-Up Payment, if any, as determined pursuant to this paragraph (a), shall be paid by the Company to the Participant within five days of the receipt of the Firm’s determination. If the Firm determines that no Excise Tax is payable by the Participant, including by reason of the operation of Section 4 hereof, it shall furnish the Participant with a written opinion that failure to report the Excise Tax on the Participant’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Firm shall be final, binding and conclusive upon the Company and the Participant, except as provided in the following sentences of this paragraph (a).

(ii) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that (x) Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or that Gross-Up Payments which have been made by the Company should not have been made (“Excess Gross-Up Payment”) and (y) reductions made by operation of Section 4 hereof should not have been made (“Overcutback”) or that reductions that should have been made by operation of Section 4 hereof were not made (“Undercutback”), consistent with the calculations required to be made hereunder. Either the Company or any Participant can request a redetermination by the Firm.

(iii) An Underpayment can result from a claim by the Internal Revenue Service or from a redetermination by the Firm. In the event that the Internal Revenue Service makes a claim and the Company exhausts its remedies pursuant to Section 5(b) and the Participant thereafter is required to make a payment of any Excise Tax, the Firm shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant. In the event that the Firm determines that an Underpayment has occurred, the Firm shall promptly determine the amount of the Underpayment, which shall be promptly paid by the Company to or for the benefit of the Participant together with a Gross-Up Payment with respect to such Underpayment determined in accordance with Section 3 hereof in the same manner as if the Underpayment had originally been paid pursuant to such Section 3, such Gross-Up Payment to reflect all taxes referred to in such Section 3 (including any interest or penalties imposed with respect to such taxes).

(iv) An Excess Gross-Up Payment can result from a determination by the Internal Revenue Service or a redetermination by the Firm. If the Firm makes an Excess Gross-Up Payment determination, it must furnish the Participant with a written opinion that the basis for its determination would be accepted by the Internal Revenue Service and that the Participant has a right to a refund of taxes or credit against taxes with respect to the Excess Gross-Up Payment. The Participant shall promptly repay to the Company an amount equal to the reduction in aggregate taxes due by the Participant resulting from such determination by the Internal Revenue Service or the Firm, provided that the Participant shall only be required to repay any portion of such amount that had been paid to the Internal Revenue Service to the extent that and when the Participant receives a refund from the Internal Revenue Service (or is entitled and able to utilize such amount as a credit against other taxes due).

(v) An Overcutback can result from a determination by the Internal Revenue Service or a redetermination by the Firm. If the Firm makes an Overcutback redetermination, the Firm shall promptly determine the amount of the Overcutback that has occurred and any such amount shall be promptly paid by the Company to or for the benefit of the Participant.

(vi) An Undercutback can result from a claim by the Internal Revenue Service or from a redetermination by the Firm. In the event that the Internal Revenue Service makes a claim and the Participant exhausts his remedies in regard to such claim or determines not to pursue further remedies, the Firm shall promptly determine the amount of the Undercutback that has occurred and such amount shall be promptly paid by the Participant to the Company, but only if the Firm determines that such repayment would result in an elimination of the Excise Tax. In the event that the Firm determines that an Undercutback has occurred, the Firm shall promptly determine the amount of the Undercutback, and such amount shall be promptly paid by the Participant to the Company, but only if the Firm determines that such repayment would result in an elimination of the relevant Excise Tax. In the event that repayment pursuant to this clause (vi) does not result in an elimination of the Excise Tax, the Company shall make a Gross-Up Payment in the manner determined pursuant to Section 3 hereof, such Gross-Up Payment to reflect all taxes referred to in such Section 3 (including any interest or penalties imposed with respect to such taxes).

(b) The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i) Give the Company any information reasonably requested by the Company relating to such claim,

(ii) Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) Cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) Permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any taxes, including, without limitation, any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any taxes, including, without limitation, any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. Any payment pursuant to this Section 5(b) shall be paid on the same grossed-up basis as provided in Section 3 hereof, and shall reflect all taxes referred to in such Section 3 (including any interest or penalties imposed with respect to such taxes).

(c) The Company shall notify the Participant in writing of any claim by the Internal Revenue Service that, if successful, could require the payment by the Participant of an Undercutback amount. Such notification shall be given as soon as practicable but no later than ten business days after the Company is informed in writing of such claim and shall apprise the Participant of the nature of such claim.

(d) If, after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph (b), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of paragraph (b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to paragraph (b), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6. Miscellaneous

(a) All payments hereunder shall be paid within the time periods required by U.S. Treasury Department Regulation Section 1.409A-3(i)(1)(v).

(b) This Policy, including Exhibit A attached hereto, may not be terminated as to a Participant, or amended in a manner that is adverse to a Participant, without the express written consent of such Participant.

(c) This Policy is intended to create a legally binding obligation of the Company, in consideration for past and future services by the Participants to the Company and other good and valuable consideration receipt of which is hereby acknowledged.

(d) This Policy is for the benefit of the Participants, and their successors, heirs and assigns. The obligations of the Company to any Participant pursuant to this Policy shall not be assigned without the express written consent of such Participant.

(e) This Policy shall be governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof.

(f) The Section headings in this Policy are for ease of reference only and shall not affect the interpretation of any provision hereof.

(g) Notice to the Company shall be delivered in writing by registered mail to the Company at 200 Liberty Street, New York, New York 10281 and shall be addressed to the attention of the Chief Financial Officer and the General Counsel of the Company. Notice to any Participant shall be delivered in writing by registered mail to the last address for such Participant on the books and records of the Company. Notice to the Firm shall be delivered in writing by registered mail to such address as the Company provides to the Participant, which address the Company shall provide promptly upon request by a Participant. All notices shall be deemed to have been given when received by the recipient thereof.

EXHIBIT A

EXECUTIVE EMPLOYEES

L. Gordon Crovitz

Executive Vice President

Publisher, The Wall Street Journal; President, Consumer Media Group

Linda Dunbar

Vice President, Corporate Communications

Jorge Figueredo

Senior Vice President, Human Resources

Clare Hart

Executive Vice President

President, Enterprise Media Group

William Plummer

Executive Vice President

Chief Financial Officer

Ann Sarnoff

Senior Vice President

President, Dow Jones Ventures

Joseph Stern

Executive Vice President

General Counsel

John Wilcox

Senior Vice President

President, Community/Local Media Group

Richard F. Zannino

Chief Executive Officer